EXHIBIT 16.1

SHERB & CO LLP

New York, NY

March 22, 2013

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K of Frontier Beverage Company, Inc. (the “Company”) dated March 21, 2013, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Sherb & Co., LLP